EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated as listed in the attached Schedule A, relating to the financial statements and financial highlights which appear in the annual reports to shareholders as listed in the attached Schedule A. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 16, 2018

Schedule A

Year End	Trust	Fund	Report Date
10/31/2017	Goldman Sachs Trust II	Goldman Sachs GQG Partners International Opportunities Fund	12/26/2017

10/31/2017	Goldman Sachs Trust II	Goldman Sachs Multi-Manager Alternatives Fund	12/26/2017

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